EXHIBIT 10.7
CITIZENS, INC.
RESTRICTED STOCK UNIT AGREEMENT
THIS RESTRICTED STOCK UNIT AGREEMENT (the “Award Document”) is hereby granted as of February 15, 2018 (the “Grant Date”) by Citizens, Inc., a Colorado corporation (the “Company”), to [NAME] (the “Grantee”) pursuant to the Citizens, Inc. Omnibus Incentive Plan (the “Plan”) and subject to the terms and conditions set forth therein and as set out in this Award Document. Capitalized terms used herein shall, unless otherwise required by the context, have the meaning ascribed to such terms in the Plan.
By action of the Committee, and subject to the terms of the Plan, the Grantee is hereby granted an Award of Restricted Stock Units (“RSUs”), each of which potentially entitles the Grantee to receive a Share, provided all of the conditions for settlement of the RSUs have been satisfied. The RSUs are subject in all regards to the terms of the Plan and to the restrictions and risks of forfeiture set forth in this Award Document.
NOW, THEREFORE, in consideration of the promises and the mutual covenants contained in this Award Document, the Company and the Grantee agree as follows:
1.Grant. The Company hereby grants to the Grantee [NUMBER] RSUs, upon the terms and conditions set forth in this Award Document and as otherwise set forth in the Plan.

2.Vesting and Forfeiture.

(a)Vesting. Subject to the other terms contained in this Award Document, the RSUs shall become vested on the dates set forth below (each, a “Vesting Date”), subject to the continued service of the Grantee with the Company through each such Vesting Date, as to the specified number of the RSUs indicated:

Vesting Date	Vested Percentage
First anniversary of the Grant Date	100%

(b)Accelerated Vesting. Notwithstanding the foregoing, the Grantee’s RSUs shall become vested on an accelerated basis, as follows:

(i)Death or Disability. In the event the Grantee’s service with the Company terminates by reason of the Grantee’s death or Disability, all outstanding RSUs shall immediately become vested.

(ii)Termination without Cause. In the event the Grantee’s service with the Company is terminated without Cause (as defined in the Plan), the RSUs that have not previously become vested shall become vested on a pro-rata basis, calculated by reference to the number of completed months of service from the most recent Vesting Date (or Grant Date, as the case may be) as a fraction of the number of months that make up the period from the most recent Vesting Date (or Grant Date) through the next Vesting Date.

(iii)Change in Control. In the event the Grantee’s service terminates by reason of a Termination of Employment or Service in Connection with a Change of Control (as defined in the Plan), all outstanding RSUs shall immediately become vested.

(c)Forfeiture of Restricted Stock Units. Except as otherwise herein or as determined by the Committee in its sole discretion, unvested RSUs shall be automatically forfeited without consideration to the Grantee upon the Grantee’s termination of service with the Company for any reason.

(d)Payment. Vested RSUs shall be settled on or as soon as practicable following the date as of which the RSUs have become vested and shall be settled by the delivery of Shares corresponding to the portion of the RSUs that have become vested. Settlement shall, in all events, occur prior to March 15th of the calendar year following the calendar year in which the RSUs become vested.

(e)No Rights as a Stockholder. The Grantee shall not have any rights as a stockholder of the Company with respect to any shares of Common Stock corresponding to the RSUs granted hereby unless and until shares of Common Stock are issued to the Grantee in respect thereof.

(f)Settlement of RSUs shall be contingent on making appropriate arrangements for payment of amounts required to be withheld for federal, state and local income and wage taxes, or on the Company exercising its right to withhold Shares that are otherwise to be delivered on settlement of RSUs or to withhold amounts from other compensation payable to the Grantee so as to enable the Company to comply with its withholding obligations.

(g)Any cancellation or withholding of RSUs in connection with the Company’s withholding obligations shall be deemed to be a taxable distribution of Shares corresponding to the cancelled or withheld RSUs and a repurchase of such Shares for federal income tax purposes at the time that occurs. The foregoing deemed distribution and repurchase of Shares need not be implemented, and a net issuance of Shares shall be permitted; provided, however, that the tax treatment shall be based on the deemed transaction described.

(h)Dividend Equivalents. In the event any dividends are paid to shareholders during the period following the Grant Date and up to the delivery of any Shares, the Grantee shall be entitled to a payment, at the same time the Shares are delivered to the Grantee, equal to the amount that would have been paid as dividends to the Grantee had the Grantee held the Shares during that period (“Dividend Equivalents”). In the event the underlying Shares are forfeited, the Dividend Equivalents shall also be forfeited. The Committee shall have the right to determine whether the Dividend Equivalents shall be paid in cash or in the form of a distribution of additional shares of Common Stock having the same value and to determine whether to deem such dividends to have been reinvested in shares at the time the dividends were paid.

3.Clawback. This RSU Award is subject to the Compensation Recovery provisions of the Plan the event the Company is required to provide an accounting restatement for any of the prior three fiscal years of the Company for which audited financial statements have been completed as a result of material noncompliance with financial reporting requirements under federal securities laws (a “Restatement”), the amount of any Excess Compensation (as defined below) realized by an any Executive Officer (as defined below) shall be subject to recovery by the Company.

4.Compliance with Legal Requirements. The granting and delivery of the RSU Award and any other obligations of the Company under this Award Document, shall be subject to all applicable federal, state, local and foreign laws, rules and regulations and to such approvals by any regulatory or governmental agency as may be required.

5.Transferability. The RSU Award may not be assigned, alienated, pledged, attached, sold or otherwise transferred or encumbered by a Grantee other than by will or by the laws of descent and distribution and any such purported assignment, alienation, pledge, attachment, sale, transfer or encumbrance shall be void and unenforceable against the Company or any Affiliate.

6.Status of RSUs. The RSUs subject to this Award Document are only a contractual right of the Grantee potentially to receive Shares corresponding to the number of RSUs granted to the Grantee. As a consequence, the RSUs do not constitute property for purposes of Code Section 83. As a consequence, the Grantee will be taxable for federal income tax purposes on the value of the Shares distributed to the Grantee at the time the Shares are distributed, and not at the time the RSUs vest. Because the taxable distribution of Shares will always be within the “applicable 2 ½ month period” (as that phrase is used for purposes of the short-term deferral exemption from Code Section 409A found in Treasury Regulation Section 1.409A-1(b)(4), the RSUs do not create a nonqualified deferred compensation plan and the compensation associated with the RSUs is not intended to be subject to Code Section 409A. All requirements of the aforementioned exemption form Code Section 409A are intended to be met, and this Award Document shall be interpreted in a manner consistent with the Company’s intent to satisfy such exemption requirements.

7.Waiver. Any right of the Company contained in this Agreement may be waived in writing by the Committee. No waiver of any right hereunder by any party shall operate as a waiver of any other right, or as a waiver of the same right with respect to any subsequent occasion for its exercise, or as a waiver of any right to damages.

8.Severability. The invalidity or unenforceability of any provision of this Award Document shall not affect the validity or enforceability of any other provision of this Award Document, and each other provision of this Agreement shall be severable and enforceable to the extent permitted by law.

9.Service. Nothing in the Plan or in this Award Document shall be construed to imply or to constitute evidence of any agreement, express or implied, on the part of the Company to retain the Grantee as a member of the Company’s Board of Directors or in any other capacity.

10.Binding Effect. The terms of this Award Document shall be binding upon and shall inure to the benefit of the Company, its successors and assigns, the Grantee and the beneficiaries, executors, administrators and heirs of the Grantee.

11.Entire Agreement. This Award Document and the Plan contain the entire agreement and understanding of the parties hereto with respect to the subject matter contained herein and supersedes all prior communications, representations and negotiations in respect thereto. In the event of a conflict between the Plan and this Award Document, the terms of the Plan shall control. No change, modification or waiver of any provision of this Award Document shall be valid unless the same be in writing and signed by the parties hereto, except for any changes permitted without consent of the Grantee under the Plan.

12.Governing Law. This Award Document shall, except to the extent preempted by federal law, be construed and interpreted in accordance with the laws of the State of Texas without regard to principles of conflicts of law thereof, or principles of conflicts of laws of any other jurisdiction which could cause the application of the laws of any jurisdiction other than the State of Texas.

IN WITNESS WHEREOF, this Award Document has been executed on this __ day of February, 2018.
CITIZENS, INC.

By: ________________________________
Its [TITLE]

ACKNOWLEDGED

By: ________________________________
Grantee

EXHIBIT A
RESTRICTIVE COVENANT AGREEMENT
THIS RESTRICTIVE COVENANT AGREEMENT (“AGREEMENT”) is dated effective as of [February 15, 2018] (the “Effective Date”), by and between Citizens Inc. (the “Company”) and ______________ (the “Participant”), in connection with the Participant’s acceptance of a Restricted Stock Unit Award (“RSU”) granted as of the Effective Date under the terms of the Citizens, Inc. Omnibus Incentive Plan (the “Plan”).
WHEREAS, Company has granted to the Participant RSUs under the terms of the Plan; and
WHEREAS, as a condition of the award of the RSUs, the Participant must agree and execute this Agreement;
NOW, THEREFORE, in consideration of grant of the RSUs to the Participant and other good and valuable consideration, the sufficiency of which is acknowledged by the Participant, the Participant agrees to be bound by the following terms and conditions:
1.Confidentiality and Intellectual Property.

(a)The Participant acknowledges that the Company continually develops Confidential Information (as defined below), that the Participant may develop Confidential Information for the Company and that the Participant has had and will have access to and has become and will become aware of and informed of Confidential Information during the course of employment. For purposes of this Agreement, “Confidential Information” means any and all information of the Company that is not generally known by those with whom the Company competes or does business, or with whom the Company plans to compete or do business currently or during the course of the Participant’s employment (as evidenced by the entry of discussions, a letter of intent, or definitive agreement for any such purpose), one or more activities which constitute the business, and any and all information, publicly known in whole or in part or not, which, if disclosed by the Company would assist in competition against them. Confidential Information includes, without limitation, such information relating to (i) the development, research, sales, manufacturing, marketing, and financial activities of the Company, (ii) the products and services of the Company, (iii) the costs, financial performance, and strategic plans of the Company, (iv) the identity and special needs of the customers of the Company, and (v) the people and organizations with whom the Company has business relationships and the nature and substance of those relationships. Confidential Information also includes any information that the Company has received, or may receive hereafter, belonging to customers or others with any understanding, express or implied, that the information would not be disclosed. The Participant shall comply with the policies and procedures of the Company established and as in effect from time to time for protecting Confidential Information and shall not disclose and will not directly or indirectly make known, divulge, reveal, furnish, make available or use, other than as required by applicable law or for the proper performance of the Participant’s duties and responsibilities to the Company, any Confidential Information. The Participant understands that the Participant’s obligations under this Section 1 shall continue to apply after the termination of the Participant’s employment, regardless of the reason for such termination. The confidentiality obligation under this Section 1 shall not apply to information which (i) is generally known or readily available to the public at the time of disclosure, (ii) becomes generally known through no act on the part of the Participant in breach of this Agreement or any other person known to the Participant to have an obligation of confidentiality to the Company with respect to such information, (iii) is disclosed in furtherance of the Participant’s duties as an employee of the Company, or (iv) restricts or prohibits the Participant from initiating communications directly with, responding to any inquiries from, providing testimony before, providing Confidential Information to, reporting possible violations of law or regulation to, or from filing a claim or assisting with an investigation directly with a self-regulatory authority or a government agency, or from making other disclosures that are protected under the whistleblower provisions of state or federal law or regulation.

Pursuant to 18 USC § 1833(b) (the Defend Trade Secrets Act of 2016), the Participant acknowledges that an individual may not be held liable under any criminal or civil federal or state trade secret law for disclosure of a trade secret: (i) made in confidence to a government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law or (ii) in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. Additionally, an individual suing an entity for retaliation based on the reporting of a suspected violation of law may disclose a trade secret to his or her attorney and use the trade secret information in the court proceeding, so long as any document containing the trade secret is filed under seal and the individual does not disclose the trade secret except pursuant to court order. Nothing in this Agreement is intended to conflict with 18 USC § 1833(b) or create liability for disclosures of trade secrets that are expressly allowed by 18 USC § 1833(b).

(b)In the event that the Participant is required to disclose Confidential Information pursuant to a subpoena, court order, statute, law, rule, regulation, or other similar requirement (a “Legal Requirement”), the Participant shall, to the extent permitted by law, provide prompt notice of such Legal Requirement to the Company so that the applicable member of the Company may seek an appropriate protective order or other appropriate remedy or waive compliance with the provisions of this Agreement. The Participant agrees to take reasonable steps to assist the Company in contesting such Legal Requirement and in obtaining a protective order or otherwise protecting the Company’s rights with respect to such Confidential Information.

(c)All documents, records, tapes, and other media of every kind and description relating to the business, present or otherwise, of the Company and any copies, in whole or in part, thereof (the “Documents”), whether or not prepared by the Participant, shall be the sole and exclusive property of the Company. The Participant shall immediately return to the Company at the time Participant’s employment terminates all Documents then in the Participant’s possession or control, without retaining any copies thereof.

(d)If the Participant creates, invents, designs, develops, contributes to, or improves any works of authorship, inventions, intellectual property, materials, documents, or other work product (including, without limitation, research, reports, software, databases, systems, applications, presentations, textual works, content, or audiovisual materials), either alone or with third parties, at any time during the Participant’s employment with the Company and within the scope of his employment and/or with the use of any Company resources (“Company Works”), the Participant shall promptly and fully disclose same to the Company and hereby irrevocably assigns, transfers, and conveys, to the maximum extent permitted by applicable law, all rights and intellectual property rights therein (including rights under patent, industrial property, copyright, trademark, trade secret, unfair competition, and related laws) to the Company to the extent ownership of any such rights does not vest originally in the Company. Notwithstanding the foregoing, the definition of Company Works does not include any works of authorship, inventions, intellectual property, materials, documents, or other work product developed (alone or jointly) by the Participant (i) entirely on the Participant’s own time and (ii) without the use of any equipment, supplies, facilities, trade secrets, Confidential Information, or other information of the Company, unless such work product (A) relates to the Company’s business or its actual or demonstrably anticipated research or development or (B) results from any work performed by the Participant for the Company.

(e)During the Participant’s employment with the Company and thereafter, the Participant shall take all reasonably requested actions and execute all reasonably requested documents (including any licenses or assignments required by a government contract) to assist the Company in validating, maintaining, protecting, enforcing, perfecting, recording, patenting, or registering any of the Company’s rights in the Company Works. If the Company is unable for any other reason to secure the Participant’s signature on any document for this purpose, then the Participant hereby irrevocably designates and appoints the Company and its duly authorized officers and agents as the Participant’s agent and attorney in fact, to act for and in the Participant’s behalf and stead to execute any documents and to do all other lawfully permitted acts in connection with the foregoing.

2.Non-Disparagement. The Participant hereby agrees, during the Participant’s employment with the Company and thereafter, not to defame or disparage the Company, its affiliates, and their respective directors, members, officers, or employees, and the Company hereby agrees, during the Participant’s employment with the Company and thereafter, to prevent the then-current members of the Board from defaming or disparaging the Participant. The Participant hereby agrees to reasonably cooperate with the Company in refuting any defamatory or disparaging remarks by any third party made in respect of the Company or its affiliates or their directors, members, officers, or employees. The Company hereby agrees to reasonably cooperate with the Participant in refuting any defamatory or disparaging remarks made by any third party in respect of the Participant.

3.Non-Competition and Non-Solicitation. The Participant expressly recognizes and acknowledges that:

(a)Reasonableness. Because (i) in order to perform the Participant’s job, the Participant will be provided and will otherwise have access to the Company’s confidential and proprietary information, including trade secrets, of special and particular value regarding the business of the Company at the inception of and during the period of the Participant’s employment; (ii) the Participant’s involvement in the management and operations of the Company and the Participant’s future access to confidential and proprietary information regarding the Company make the Participant’s services hereunder special, unique, and/or extraordinary; (iii) if any proprietary, confidential, or trade secrets information of the Company were imparted to or became known by any person engaging in a business in competition with that of the Company or for a current or former customer or client of the Company, hardship, loss, and irreparable injury and damage would result to the Company, the measurement of which would be difficult if not impossible to ascertain; and (iv) it is necessary for the Company to protect the goodwill of the Company from such damage, the Participant hereby acknowledges and agrees that the below covenants (A) constitute a reasonable and appropriate means, consistent with the best interests of both the Participant and the Company, to protect the goodwill, Confidential Information, trade secrets, and other legitimate interests of the Company and to protect them against such damage and (B) shall apply to and be binding upon the Participant as provided herein.

(b)In recognition and in consideration of the foregoing, and in consideration for this Agreement, the Participant expressly covenants and agrees that during the Participant’s employment with the Company and for the twelve (12)-month period thereafter (the “Restricted Period”):

(i)The Participant shall not in any way, directly or indirectly, for the Participant or on behalf of or in conjunction with any other person or entity, solicit, divert, take away, or attempt to take away any of the Company’s customers or the business or patronage of any such customers with whom the Participant had direct or indirect contact while employed by the Company.

(ii)The Participant shall not in any way, directly or indirectly, for the Participant or on behalf of or in connection with any other person or entity, solicit, entice, or recruit any of the Company’s employees for another entity or business, provided that public job postings shall not be deemed to violate this provision.

(iii)The Participant shall not, directly or indirectly, for himself or on behalf of or in connection with any other person or entity, as an owner, employee, officer, director, partner, investor, consultant, or otherwise, participate in any activities that are the same or similar in function or purpose to those Participant provided, managed, or supervised as an employee of the Company under this Agreement on behalf of any business, whether in corporate, proprietorship, or partnership form or otherwise, engaged in the business currently conducted by the Company, as conducted by the Company during the Participant’s employment with the Company and through the date of the Participant’s termination of employment, in any market in which the Company is conducting business as of the date of the Participant’s termination of employment (a “Competing Business”). For purposes of this Section 3(b)(iii), Competing Business is defined to mean National Western Life Insurance Company, Pan American Life Insurance Company, and BMI (Best Meridian Life).

(iv)The Participant shall not, directly or indirectly, assist or encourage any other person or entity in carrying out, directly or indirectly, any activity that would be prohibited by this Section 3(b) if such activity were carried out by the Participant either directly or indirectly.

(v)The foregoing notwithstanding, nothing in this Section 3 shall be construed to limit or prohibit Participant from engaging in a business or activity that is dedicated to legal advice and representation to the extent that an individual must be a licensed attorney to provide the specific services.

4.Injunctive Relief; Enforceability. The Participant acknowledges that damages resulting from the breach of the provisions of this Agreement may be difficult to calculate. In the event of a breach or threatened breach by the Participant of this Agreement, the Company shall be entitled to apply to any court of competent jurisdiction for any injunction against such breach, actual or threatened. Notwithstanding the foregoing, the Company shall at all times retain its right to recover from the Participant, or any other person or entity that may be held liable, its damages resulting from such breach.

5.Severability. In the event any one of the provisions contained in this Agreement should be found to be invalid, illegal or unenforceable in any respect by a court of competent jurisdiction, the validity, legality or enforceability of the remaining provisions contained in this Agreement shall not in any way be affected or impaired by such a finding.

6.Waiver. Failure or omission by the Company at any time to enforce or require strict or timely compliance with any provision of this Agreement shall not affect or impair that provision in any way or the rights of the Company to avail itself of remedies it may have in respect to any breach of that provision. Any waiver or consent given by the Company must be in writing but shall be effective only as to that instance and will not be construed as bar to or waiver of any right on any other occasion.

7.Entire Agreement; Amendments. This Agreement contains the entire agreement of the parties and supersedes any and all prior agreements, written or oral, between the Participant and the Company relating to the subject matter of this Agreement. This Agreement may not be amended unless agreed to in writing by both parties.

8.Attorneys’ Fees. In the event a lawsuit commences in order to enforce the provisions of this Agreement, each party shall pay their own costs and attorneys’ fees.

9.Governing Law. This Agreement shall be governed by and interpreted in accordance with the laws of the State of Texas (without regard to conflict of laws provisions). The Participant hereby expressly submits and consents to the nonexclusive jurisdiction of the federal and state courts located in Williamson County in the State of Texas and that venue shall be proper there.

10.Counterparts. This Agreement can be executed in one or more counterparts each of which shall be deemed an original and all of which together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the parties have executed this Agreement as of the Effective Date.
CITIZENS INC.

By:_________________________
It’s _________________________

_____________________________
Participant